UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 15/A

(Amendment No. 1)

Certification and Notice of Termination of Registration under

Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to

File Reports under Section 13 and 15(d) of the Securities Exchange Act of 1934.

Commission File Number 002-99110-NY

LIQUITEK ENTERPRISES, INC.

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(Exact name of registrant as specified in its charter)

899 South Artistic Circle

Springville, Utah   84664

(801) 489-9438

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(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Common Stock, $.001 par value

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(Title of each class of securities covered by this form)

Common Stock, $.001 par value

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(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

**EXPLANATORY NOTE:  This Amendment No. 1 to Form 15 is being filed to amend the Form 15 initially filed on September 15, 2006 (the “Original Filing”), with the Securities and Exchange Commission in order to revoke the Original Filing.  As of the date of the Original Filing Liquitek Enterprises, Inc. had approximately 655 stockholders of record, thereby making the use of Form 15 inapplicable.

The Original Filing is hereby superseded with respect to the information set forth in this Amendment No. 1.

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)

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Rule 12h-3(b)(1)(i)

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Rule 12g-4(a)(1)(ii)

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Rule 12h-3(b)(1)(ii)

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Rule 12g-4(a)(2)(i)

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Rule 12h-3(b)(2)(i)

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Rule 12g-4(a)(2)(ii)

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Rule 12h-3(b)(2)(ii)

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Rule 15d-6

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Approximate number holders of record as of the certification or notice date:   655

Pursuant to the requirements of the Securities Exchange Act of 1934, Liquitek Enterprises, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  December 1, 2006

By:  /s/ Steven L. White

Name: Steven L. White

Title: Secretary and Director